Exhibit 99.1

Contact: Cliff Stebe Chief Financial Officer, 636.946.6525
FOR IMMEDIATE RELEASE

LMI Aerospace Announces First Quarter 2015 Results

ST. LOUIS, May 4, 2015 -- LMI Aerospace Inc. (Nasdaq:LMIA) ("LMI" or the "Company"), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, announced its financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights

•	Aerostructures sales of $79.3 million, compared to $77.7 million in the first quarter of 2014

•	Secured a total of $325,000 per shipset of work on the 737 MAX

First Quarter Results

For the first quarter 2015, net sales were $92.5 million, compared to $95.8 million in the first quarter of 2014. A net loss of $1.5 million, or $(0.11) per diluted share, was realized in the first quarter of 2015, compared to a net loss of $0.4 million, or $(0.03) per diluted share, in the first quarter of 2014.

Operating income for the first quarter of 2015, excluding $0.4 million of net unfavorable, non-recurring items was $4.7 million. Net income for the first quarter of 2015 also included a discrete income tax expense of $0.4 million. Diluted loss per share, excluding the impact of non-recurring items, was $(0.05) in the first quarter of 2015. Operating income for the first quarter of 2014, excluding the impact of $1.1 million of net unfavorable, non-recurring items, was $4.8 million.

“The first quarter of 2015 saw a continuation of the trends experienced in the latter half of 2014, as shipment levels were strong within the large commercial aerospace market partially offset softness across other areas of the Company,” said Dan Korte, Chief Executive Officer of LMI Aerospace Inc. “Aerostructures growth on the Boeing 737 and 787 platforms drove 9.6% higher revenue in this part of our business, indicative of the demand trends and increased build rates year-over-year. We also continued to streamline our operations and remove additional recurring cost. We saw a modest increase in volume at Engineering Services sequentially versus the fourth quarter and are working aggressively to revitalize this business and improve results in a challenging market.

“Going forward, we see a number of opportunities for further top line expansion, particularly within the large commercial aerospace arena as well as the corporate and regional jet market. We remain confident in our guidance for the year and are focused on taking the necessary steps to increase asset utilization, reduce working capital and debt leverage, find additional efficiencies and improve margins across the board. Given our existing customer base, including strong long-term relationships with Spirit, Boeing, and Gulfstream, we believe the Company is positioned for revenue growth.”

Aerostructures Segment

	Q1		Q1
Net Sales ($ in millions)	2015	% of Total	2014	% of Total

Large commercial aircraft	$42.2	53.2%	$38.5	49.5%
Corporate and regional aircraft	20.5	25.9%	20.8	26.8%
Military	10.3	13.0%	12.1	15.6%
Other	6.3	7.9%	6.3	8.1%
Total	$79.3	100.0%	$77.7	100.0%

Aerostructures revenue increased 2.1 percent to $79.3 million in the first quarter of 2015 from $77.7 million in the first quarter of 2014, driven by higher shipments and new content on large commercial platforms, partially offset by a decrease in sales on military programs.

Growth in the Boeing 787, 737 and 747 platforms contributed increases of $3.1 million, $1.9 million and $0.5 million, respectively, over the prior year quarter in the large commercial aircraft market. These increases were partially offset by a decrease of $2.0 million in sales of Boeing wing modification products. Net sales to the corporate and regional jet market decreased slightly, primarily due to a decline in sales of $1.9 million on the Gulfstream G450/550 aircraft, partially offset by a $1.7 million increase in revenues on the Gulfstream G650 program. Net sales of military products declined a total of $1.8 million attributable to the Embraer KC390, Boeing C-17 and Boeing V-22 programs.

The Aerostructures segment generated gross profit of $15.9 million, or 20.1 percent of net sales, in the first quarter of 2015 versus $14.2 million, or 18.3 percent of net sales, in the first quarter of 2014.  Cost reductions and an increase in sales on long-term production contracts that were recognized at higher margins contributed to the improvement in gross profit margin year-over-year. Gross profit in the first quarter of 2015 was favorably impacted by realized cost savings related to restructuring plans implemented during 2014.

Selling, general and administrative expenses were $10.8 million in the first quarter of 2015 versus $11.4 million in the first quarter of 2014. The decrease in selling, general and administrative expenses primarily related to decreases of $0.8 million in professional services.

Engineering Services Segment

	Q1		Q1
Net Sales ($ in millions)	2015	% of Total	2014	% of Total

Large commercial aircraft	$7.5	55.6%	$9.9	52.9%
Corporate and regional aircraft	2.9	21.5%	3.4	18.2%
Military	2.5	18.5%	2.4	12.8%
Other	0.6	4.4%	3.0	16.1%
Total	$13.5	100.0%	$18.7	100.0%

Engineering Services revenue decreased 27.8 percent to $13.5 million in the first quarter of 2015 from $18.7 million in the first quarter of 2014, driven primarily by reduced sales on large commercial aircraft platforms and design and delivery of tooling programs. Net sales for the first quarter of 2015 increased $1.3 million, or 10.7 percent, as compared to sales in the fourth quarter of 2014.

Net sales on large commercial aircraft platforms for Airbus and the Nacelle program decreased $1.6 million and $1.3 million, respectively. These decreases in the market were partially offset by $0.6 million in new statements of work related to the Comac C919 and Bombardier Global 7000/8000 program. The decline in sales on corporate and regional aircraft was primarily related to a $1.5 million decrease in the Bombardier Learjet L-85 program, which was partially offset by increases of $0.8 million on the Aerion AS2 program and $0.5 million on various Triumph platforms. Tooling sales decreased $2.4 million in the first quarter of 2015 when compared to the first quarter of 2014.

Gross profit for the segment was $1.3 million, or 9.6 percent of net sales, for the first quarter of 2015, compared to $3.3 million, or 17.6 percent of net sales, for the prior year quarter. The decrease in gross profit was primarily attributable to the decline in sales and unfavorable sales mix.

Selling, general and administrative expenses for the segment decreased to $2.1 million in the first quarter of 2015 from $2.4 million in the first quarter of 2014. The decrease in selling, general and administrative expenses was primarily due to implemented cost reductions.

Non-Segment

Interest expense increased $1.3 million in the first quarter of 2015, compared to the first quarter of 2014. The increase in interest expense was primarily related to higher average interest rates.

The Company recorded income tax expense of $0.3 million for the first quarter of 2015, which was primarily due to the recognition of an adjustment related to its 2012 and 2013 federal income tax returns.

The Company used cash flow from operations of $9.3 million in the first quarter of 2015 and funded net capital expenditures of $6.9 million, resulting in negative free cash flow of $16.2 million. Cash flow for the first quarter of 2015 was unfavorably impacted by a $10.3 million semi-annual interest payment related to the Company's outstanding notes. The first quarter of 2015 also included a payment of $4.8 million related to the commencement of a strategic supply agreement.

Backlog at March 31, 2015 was $399.4 million, compared to $418.0 million at December 31, 2014, due to the timing of customer orders.

Outlook for 2015

The Company reaffirms the guidance for 2015 previously provided in the fourth quarter 2014 earnings release dated March 10, 2015:

•
Revenue of between $370.0 million and $385.0 million, consisting of Aerostructures revenue of between $315.0 million and $325.0 million and Engineering Services revenue of between $55.0 million and $60.0 million

•Operating profit of between $18.0 million and $24.0 million

•Free cash flow of between $10.0 million and $15.0 million

Conference Call and Webcast Information

In connection with this release and as previously announced, LMI will hold a conference call today, May 4, 2015, at 9:00 a.m., Central Daylight Time. LMI Chief Executive Officer Dan Korte and Chief Financial Officer Cliff Stebe will host the call. To participate in the call, dial 866-307-3343 approximately five minutes before the conference call time start time.

Visit http://ir.lmiaerospace.com/events.cfm to access a link to a live webcast of the call. A recording of the call will be available for a limited time on the Company's website after the call concludes.

About LMI Aerospace

LMI Aerospace Inc. is a leading supplier of structural solutions and engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Based in St. Louis, LMI has 27 operations located across the United States and in Mexico, the United Kingdom, Australia and Sri Lanka. For more information visit: www.lmiaerospace.com.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI's strategy and outlook for 2015 and beyond, and other statements based on current management expectations, estimates and projections. Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, difficulties implementing the Company's growth strategy, continued decline in demand in the Engineering Services segment, managing the increased leverage resulting from our notes and revolving credit facility, complying with debt covenants with respect to such indebtedness and competitive pressures, as well as those Risk Factors detailed in the company's Annual Report on Form 10-K for the year ended December 31, 2014, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$2,564	$7,927
Trade accounts receivable, net	60,884	58,234
Inventories	121,746	114,279
Prepaid expenses and other current assets	10,651	10,255
Deferred income taxes	3,913	3,913
Total current assets	199,758	194,608

Property, plant and equipment, net	101,458	99,482
Goodwill	86,784	86,784
Intangible assets, net	49,851	50,940
Other assets	10,162	10,622
Total assets	$448,013	$442,436

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$22,362	$21,755
Accrued expenses	20,586	26,072
Current installments of long-term debt and capital lease obligations	3,511	3,424
Total current liabilities	46,459	51,251

Long-term debt and capital lease obligations, less current installments	276,353	265,554
Other long-term liabilities	3,231	3,289
Deferred income taxes	4,294	4,207
Total long-term liabilities	283,878	273,050

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 13,212,669 and 13,089,003 shares at March 31, 2015 and December 31, 2014, respectively	264	262
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	96,528	95,460
Accumulated other comprehensive loss	(249)	(170)
Treasury stock, at cost, 25,703 and 28,396 shares at March 31, 2015 and December 31, 2014, respectively	(344)	(359)
Retained earnings	21,477	22,942
Total shareholders’ equity	117,676	118,135
Total liabilities and shareholders’ equity	$448,013	$442,436

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)(Unaudited)

	Three Months Ended March 31,
	2015	2014

Sales and service revenue
Product sales	$78,457	$76,484
Service revenue	14,018	19,267
Net sales	92,475	95,751
Cost of sales and service revenue
Cost of product sales	62,551	62,100
Cost of service revenue	12,727	16,190
Cost of sales	75,278	78,290
Gross profit	17,197	17,461

Selling, general and administrative expenses	12,609	13,344
Restructuring expense	275	428
Income from operations	4,313	3,689

Other (expense) income:
Interest expense	(5,591)	(4,259)
Other, net	122	112
Total other expense	(5,469)	(4,147)

Loss before income taxes	(1,156)	(458)
Provision (benefit) for income taxes	309	(16)

Net loss	(1,465)	(442)
Other comprehensive income (expense):
Change in foreign currency translation adjustment	(79)	44
Unrealized loss arising during period from interest rate hedges, net of tax of $0 for the three months ended March 31, 2014	—	(129)
Total comprehensive loss	$(1,544)	$(527)

Amounts per common share:
Net loss per common share	$(0.11)	$(0.03)

Net loss per common share assuming dilution	$(0.11)	$(0.03)

Weighted average common shares outstanding	12,794,766	12,663,818

Weighted average dilutive common shares outstanding	12,794,766	12,663,818

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Operating activities:
Net loss	$(1,465)	$(442)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	4,913	5,547
Deferred taxes	87	—
Stock based compensation	586	301
Other non cash items	(42)	(296)
Changes in operating assets and liabilities:
Accounts receivable	(2,736)	7,772
Inventories	(7,576)	(4,070)
Prepaid expenses and other assets	(51)	326
Current income taxes	208	129
Accounts payable	1,786	1,018
Accrued expenses	(4,986)	(270)
Net cash (used) provided by operating activities	(9,276)	10,015
Investing activities:
Additions to property, plant and equipment	(6,879)	(4,869)
Proceeds from sale of property, plant, and equipment	—	899
Net cash used by investing activities	(6,879)	(3,970)
Financing activities:
Principal payments on long-term debt and notes payable	(614)	(1,294)
Advances on revolving line of credit	36,000	27,500
Payments on revolving line of credit	(24,500)	(31,500)
Payments for debt issuance cost	(94)	—
Other, net	—	(28)
Net cash provided (used) by financing activities	10,792	(5,322)
Net (decrease) increase in cash and cash equivalents	(5,363)	723
Cash and cash equivalents, beginning of period	7,927	1,572
Cash and cash equivalents, end of period	$2,564	$2,295
Supplemental disclosure of noncash transactions:
Defined contribution plan funding in company stock	$710	$848

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,

	2015	2014

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net loss	$(1,465)	$(442)
Income tax expense (benefit)	309	(16)
Depreciation and amortization	4,913	5,547
Stock based compensation	907	482
Interest expense	5,591	4,259
Restructuring expense	275	428
Integration expense	107	248
Other, net	(99)	(72)
Adjusted EBITDA	$10,538	$10,434

Free Cash Flow (2):

Net cash (used) provided by operating activities	$(9,276)	$10,015
Less net capital expenditures	(6,879)	(3,970)
Free cash flow	$(16,155)	$6,045

(1) The Company believes Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

(2) The Company believes Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.